Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2012 Results

OKLAHOMA CITY (February 26, 2013) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the quarter and year ended December 31, 2012 and provided an update on its 2013 activities.

For the quarter ended December 31, 2012, Gulfport reported net income of $15.9 million on oil and gas revenues of $56.5 million, or $0.28 per diluted share. For the fourth quarter of 2012, EBITDA (as defined below) was $50.8 million and cash flow from operating activities before changes in working capital was $35.5 million.

For the year ended December 31, 2012, Gulfport reported net income of $68.4 million on oil and gas revenues of $248.6 million, or $1.21 per diluted share. For 2012, EBITDA (as defined below) was $191.4 million and cash flow from operating activities before changes in working capital was $178.8 million.

Financial Highlights

•	Produced full-year oil and gas sales volumes of 2.57 million barrels of oil equivalent (“BOE”) during 2012, a 10% increase over 2011

•	Generated $50.8 million of EBITDA in the fourth quarter of 2012, a 19% sequential increase over the third quarter of 2012

Production

For the fourth quarter of 2012, net production was 540,558 barrels of oil, 366,258 thousand cubic feet (“MCF”) of natural gas and 289,728 gallons of natural gas liquids (“NGL”), or 608,499 BOE. Net production for the fourth quarter of 2012 by region was 293,906 BOE at West Cote Blanche Bay, 217,686 BOE at Hackberry, 69,667 BOE in the Utica Shale, 17,100 BOE in the Permian Basin, and an aggregate of 10,140 BOE in the Bakken, Niobrara and other areas. For 2012, Gulfport recorded net production of 2,323,373 barrels of oil, 1,107,744 MCF of natural gas and 2,714,085 gallons of NGL, or 2,572,618 BOE.

Realized price for the fourth quarter of 2012 including transportation costs was $101.89 per barrel of oil, $3.00 per MCF of natural gas and $1.01 per gallon of NGL, for a total equivalent of $92.80 per BOE. Realized price for the full-year 2012 including transportation costs was $104.46 per barrel of oil, $2.91 per MCF of natural gas and $0.98 per gallon of NGL, for a total equivalent of $96.63 per BOE. Realized prices for oil in the fourth quarter of 2012 reflect the impact of fixed price contracts of approximately 4,000 barrels of oil per day at a weighted average price of $107.29. Gulfport currently has fixed price swaps in place for 5,000 barrels of oil per day at a weighted average price of $100.90 for the remainder of 2013.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	4Q2012	4Q2011	2012	2011
Production Volumes:
Oil (MBbls)	540.6	617.9	2,323.4	2,128.1
Natural Gas (MMcf)	366.3	186.3	1,107.7	878.1
NGL (MGal)	289.7	535.4	2,714.1	2,468.5
Oil equivalents (MBOE)	608.5	661.7	2,572.6	2,333.2
Average Realized Price:
Oil (per Bbl)	$101.89	$109.18	$104.46	$104.33
Natural Gas (per Mcf)	$3.00	$3.67	$2.91	$4.37
NGL (per Gal)	$1.01	$1.39	$0.98	$1.25
Oil equivalents (BOE)	$92.80	$104.11	$96.63	$98.13

Year-End 2012 Reserves

Gulfport reported year-end 2012 total proved reserves of 13.88 million BOE, consisting of 8.25 million barrels of oil (“MMBBL”), which includes natural gas liquids, and 33.77 billion cubic feet (“BCF”) of natural gas. In addition, Gulfport’s third party engineers estimated Gulfport’s year-end 2012 probable reserves to be 12.84 million barrels of oil and 80.62 billion cubic feet of natural gas, or 26.27 million BOE. At year-end 2012, 59.8% of Gulfport’s proved reserves were classified as proved developed reserves. Giving pro forma effect to Gulfport’s contribution of all of its oil and gas interests in the Permian Basin to Diamondback Energy, Inc. (“Diamondback”), as if such contribution had occurred on December 31, 2011, year-end total proved reserves increased 114% over 2011.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2012 NET RESERVES

(Unaudited)

	Oil	Natural Gas	Oil Equivalent
	MMBBL	BCF	MMBOE
Proved Developed Producing	1.88	4.95	2.70
Proved Developed Non-Producing	3.34	13.53	5.60
Proved Undeveloped	3.03	15.29	5.58

Total Proved Reserves	8.25	33.77	13.88

Probable Reserves	12.84	80.62	26.27

Total Proved and Probable Reserves	21.09	114.39	40.15

In accordance with SEC guidelines (“SEC Case”), at year-end 2012, reserve calculations were based on the average first day of the month price for the prior 12 months. The prices utilized for Gulfport’s year-end 2012 reserve report were $91.32 per barrel of crude oil and $2.76 per MMBTU of natural gas, in each case as adjusted by lease for transportation fees and regional price differentials. Utilizing these prices, the present value of Gulfport’s total proved reserves discounted at 10% (referred to as “PV-10”) was $437 million at December 31, 2012. The PV-10 value of our total proved and probable reserves was $863 million at December 31, 2012. In addition to the SEC Case, Gulfport has also prepared estimates of its year-end PV-10 values using two alternate commodity price assumptions. The following table summarizes Gulfport’s PV-10 values as of December 31, 2012 under each of the three cases. For the period presented, the SEC Case PV-10 proved reserve values, a non-GAAP measure, are equal to the standardized measure, a GAAP measure.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2012 PV-10 Sensitivities

(Unaudited)

	SEC Case	Flat Price Case¹	NYMEX Case²
	($MM)	($MM)	($MM)
Proved Developed Producing	$119	$119	$121
Proved Developed Non-Producing	$182	$187	$188
Proved Undeveloped	$136	$141	$149
Total Proved Reserves	$437	$447	$458
Probable Reserves	$426	$443	$477
Total Proved and Probable Reserves	$863	$890	$935

¹	The Flat Price Case was based on the posted spot prices as of December 31, 2012 for both oil and natural gas. For oil and natural gas liquids, the West Texas Intermediate posted price of $91.82 per barrel was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the Henry Hub spot price of $3.35 per MMBTU was adjusted by lease for energy content, transportation fees, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves.
²	The NYMEX Case was based on the forward closing prices on the New York Mercantile Exchange for oil and natural gas as of December 31, 2012. For oil and natural gas liquids, the price was based on a crude oil price which decreased from $93.19 per barrel to $85.59 per barrel during the life of the reserves and was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the price was based on a natural gas price which increased from $3.56 per MMBTU to $5.16 per MMBTU over the life of the properties and was adjusted by lease for energy content, transportation fees and regional price differentials.

Grizzly Oil Sands Reserves and Resource

Effective December 31, 2012, third party engineers GLJ Petroleum Consultants Ltd. (“GLJ”) provided an assessment report to Grizzly Oil Sands ULC (“Grizzly”), a company in which Gulfport holds an approximate 25% equity interest, estimating that Grizzly has 67 million barrels of proved reserves, 71 million barrels of probable reserves, and 3.1 billion barrels of best estimate (P50) contingent resource.

The following table summarizes GLJ’s determination of Grizzly’s reserves and resources effective December 31, 2012.

Reserves and Resources	Grizzly Working Interest Recoverable Volumes (Millions of Barrels)
Proved Reserves	67
Probable Reserves	71

Proved + Probable (2P) Reserves	138
Best Estimate (P50) Contingent Resource	3,060

The GLJ reserve and resource assessment report was prepared in accordance with National Instrument 51-101 using the best practices detailed in the Canadian Oil and Gas Evaluation Handbook. For important qualifications and limitations relating to these oil sands reserves and resources, please see “Oil Sands Reserves & Resources Notes” below.

Recent Operational Highlights

•	Gulfport recently added a third drilling rig in the Utica Shale and plans to add a fourth rig in April 2013.

•	Gulfport spud a total of 11 wells in Southern Louisiana during the fourth quarter, completing seven of the wells as productive. Two wells were still being drilled at the end of the quarter.

•	Grizzly recently entered into a long-term agreement to transport its bitumen via rail to the U.S. Gulf Coast premium markets.

•	Six rigs are currently active in Gulfport’s three core operating areas, with three rigs drilling in the Utica, two rigs drilling at Hackberry, and one rig drilling at WCBB.

Operational Update

Utica Shale

In the Utica Shale, Gulfport now holds approximately 137,000 gross (128,000 net) acres under lease. Gulfport spud 14 gross (6.68 net) wells during 2012. At the end of the 2012, two of these gross wells were producing, eight gross wells were completed and in their resting period, two gross wells were waiting on completion, and two gross wells were being drilled. Gulfport is accelerating its 2013 drilling program and recently added a third rig in the play, which is expected to spud its first well during the first week of March. At present, Gulfport has two rigs drilling ahead on the first and second wells of 2013 in the play. Gulfport currently anticipates adding a fourth drilling rig in April 2013.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly is currently conducting a well delineation program at May River, recently expanding the program to 28 wells, with 25 wells completed to date. Following the 2012/2013 winter exploration program, Grizzly’s May River property will have been explored to a sufficient level so as to support the filing of an initial 12,000 barrel per day (“bpd”) SAGD project regulatory application.

As previously announced, Grizzly has entered into a memorandum of understanding that outlines the rate structure for a 10 year agreement with Canadian National Railway Company (“CN”) to transport its bitumen to the U.S. Gulf Coast via CN’s rail network. This arrangement is expected to provide consistent access to Brent-based pricing from Grizzly’s Algar Lake project.

Hackberry

At the Hackberry fields, Gulfport drilled 24 wells, completing 19 wells as productive during 2012 with two wells still being drilled at year-end 2012. In addition, Gulfport performed 32 recompletions at the fields. At present, Gulfport has two rigs active at the Hackberry fields drilling ahead on the second and third wells of 2013.

West Cote Blanche Bay (“WCBB”)

At WCBB, Gulfport drilled 31 wells, completing 27 wells as productive during 2012. In addition, Gulfport performed 61 recompletions at the field. At present, Gulfport has one rig active at WCBB and is drilling ahead on the first well of 2013.

Presentation

An updated presentation will be posted to the Company’s website tomorrow morning. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

2013 Guidance

Gulfport estimates 2013 production to be in the range of 7.8 million to 8.1 million BOE. Capital expenditures for drilling activities and infrastructure projects during 2013 are estimated to be in the range of $458 million to $512 million. For 2013, Gulfport projects lease operating expense to be in the range of $5.00 to $6.00 per BOE, general and administrative expense to be between $1.50 and $2.50 per BOE, production taxes to be between 8% and 9% of revenues, and depreciation, depletion and amortization expense to be in the range of $33.00 to $35.00 per BOE.

GULFPORT ENERGY CORPORATION

2013 GUIDANCE

Year Ending
12/31/2013
Forecasted Production
Oil Equivalent - BOE	7,800,000 - 8,100,000
Average Daily Oil Equivalent - BOEPD	21,370 - 22,192
Projected Year-Over-Year Production Increase¹	203% - 205%
Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$5.00 - $6.00
Production Taxes - % of Revenue	8.0% - 9.0%
General and Administrative - $/BOE	$1.50 - $2.50
Depreciation, Depletion and Amortization per BOE	$33.00 - $35.00
Budgeted Capital Expenditures - In Millions:²
West Cote Blanche Bay	$42 - $45
Hackberry	$24 - $26
Utica	$382 - $426
Grizzly	$8 - $12
Thailand	$2.0 - $2.5

Total Budgeted E&P Capital Expenditures	$458 - $512

¹	Based upon 2012 actual production of 2.573 million BOE and the 2013 forecasted production
²	Excludes amounts for infrastructure, vertical integration projects and acquisitions

Conference Call

Gulfport will host a conference call on February 27, 2013 at 12:00 p.m. Central Time to discuss its fourth quarter and full-year 2012 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 94574808. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 94574808. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Niobrara Formation of Northwestern Colorado and in the Utica Shale of Eastern Ohio. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC, a 21.4% equity interest in Diamondback Energy Inc., a NASDAQ Global Select Market listed company, and has an interest in an entity that operates in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as Gulfport’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; completion of Gulfport’s pending contribution discussed above and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense (benefit), accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to net income plus income tax expense. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA, and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Oil Sands Reserves and Resource Notes:

(1)	Proved reserves are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves.

(2)	Probable reserves are defined in the COGE Handbook as those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(3)	Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies.

(4)	Prospective Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects.

(5)	Best Estimate as defined in the COGE Handbook is considered to be the best estimate of the quantity that will actually be recovered from the accumulation. If probabilistic methods are used, this term is a measure of central tendency of the uncertainty distribution (P50).

(6)	It should be noted that reserves, Contingent Resources and Prospective Resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable for Grizzly to produce any portion of the Contingent Resources. There is no certainty that any portion of Grizzly’s Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources. Grizzly’s Prospective Resource estimates discussed in this press release have been risked for the chance of discovery but not for the chance of development and hence are considered by Grizzly as partially risked estimates.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Oil and condensate sales	$55,075,000	$67,466,000	$242,708,000	$222,025,000
Gas sales	1,098,000	683,000	3,225,000	3,838,000
Natural gas liquids sales	294,000	744,000	2,668,000	3,090,000
Other income	136,000	53,000	325,000	301,000

	56,603,000	68,946,000	248,926,000	229,254,000

Costs and expenses:
Lease operating expenses	6,107,000	5,794,000	24,308,000	20,897,000
Production taxes	6,989,000	7,813,000	29,400,000	26,333,000
Depreciation, depletion, and amortization	20,325,000	21,714,000	90,749,000	62,320,000
General and administrative	4,438,000	1,865,000	13,808,000	8,074,000
Accretion expense	169,000	175,000	698,000	666,000
Gain on sale of assets	(7,300,000)	—	(7,300,000)	—

	30,728,000	37,361,000	151,663,000	118,290,000

INCOME FROM OPERATIONS	25,875,000	31,585,000	97,263,000	110,964,000

OTHER (INCOME) EXPENSE:
Interest expense	5,828,000	237,000	7,458,000	1,400,000
Interest income	(35,000)	(47,000)	(72,000)	(186,000)
(Income) loss from equity method investments	(10,115,000)	512,000	(8,322,000)	1,418,000

	(4,322,000)	702,000	(936,000)	2,632,000

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	30,197,000	30,883,000	98,199,000	108,332,000
INCOME TAX EXPENSE (BENEFIT)	10,849,000	(91,000)	26,363,000	(90,000)

INCOME FROM CONTINUING OPERATIONS	19,348,000	30,974,000	71,836,000	108,422,000
DISCONTINUED OPERATIONS
Loss on disposal of Belize properties, net of tax	3,465,000	—	3,465,000	—

NET INCOME	$15,883,000	$30,974,000	$68,371,000	$108,422,000

NET INCOME PER COMMON SHARE:
Basic net income from continuing operations per share	$0.34	$0.59	$1.28	$2.22
Basic net income from discontinued operations, net of tax, per share	(0.06)	—	(0.06)	—

Basic net income per share	$0.28	$0.59	$1.22	$2.22

Diluted net income from continuing operations per share	$0.34	$0.59	$1.27	$2.20
Diluted net income from discontinued operations, net of tax, per share	(0.06)	—	(0.06)	—

Diluted net income per share	$0.28	$0.59	$1.21	$2.20

Basic weighted average shares outstanding	56,751,919	52,331,045	55,933,354	48,754,840
Diluted weighted average shares outstanding	57,248,931	52,814,781	56,417,488	49,206,963

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$167,088,000	$93,897,000
Accounts receivable - oil and gas	25,615,000	28,019,000
Accounts receivable - related parties	34,848,000	4,731,000
Prepaid expenses and other current assets	1,506,000	1,327,000
Short-term derivative instruments	664,000	1,601,000

Total current assets	229,721,000	129,575,000

Property and equipment:
Oil and natural gas properties, full-cost accounting, $626,295,000 and $138,623,000 excluded from amortization in 2012 and 2011, respectively	1,611,090,000	1,035,754,000
Other property and equipment	8,662,000	8,024,000
Accumulated depletion, depreciation, amortization and impairment	(665,884,000)	(575,142,000)

Property and equipment, net	953,868,000	468,636,000

Other assets:
Equity investments	381,484,000	86,824,000
Other assets	13,295,000	5,123,000

Total other assets	394,779,000	91,947,000

Deferred tax asset	—	1,000,000

Total assets	$1,578,368,000	$691,158,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$110,244,000	$43,872,000
Asset retirement obligation - current	60,000	620,000
Short-term derivative instruments	10,442,000	—
Current maturities of long-term debt	150,000	141,000

Total current liabilities	120,896,000	44,633,000

Asset retirement obligation - long-term	13,215,000	12,033,000
Deferred tax liability	18,607,000	—
Long-term debt, net of current maturities	298,888,000	2,142,000
Other non-current liabilities	354,000	—

Total liabilities	451,960,000	58,808,000

Commitments and contingencies
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 67,527,386 issued and outstanding in 2012 and 55,621,371 in 2011	674,000	556,000
Paid-in capital	1,036,245,000	604,584,000
Accumulated other comprehensive income (loss)	(3,429,000)	2,663,000
Retained earnings	92,918,000	24,547,000

Total stockholders’ equity	1,126,408,000	632,350,000

Total liabilities and stockholders’ equity	$1,578,368,000	$691,158,000

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income	$15,883,000	$30,974,000	$68,371,000	$108,422,000
Interest expense	5,828,000	237,000	7,458,000	1,400,000
Income tax expense (benefit)	8,612,000	(91,000)	24,126,000	(90,000)
Accretion expense	169,000	175,000	698,000	666,000
Depreciation, depletion and amortization	20,325,000	21,714,000	90,749,000	62,320,000

EBITDA	$50,817,000	$53,009,000	$191,402,000	$172,718,000

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Cash provided by operating activities	$33,282,000	$36,092,000	$199,158,000	$158,138,000
Adjustments:
Changes in operating assets and liabilities	2,226,000	17,734,000	(20,343,000)	15,456,000

Operating Cash Flow	$35,508,000	$53,826,000	$178,815,000	$173,594,000